EXHIBIT 99.1

Grove, Inc’s Amazon Aggregation Division, Upexi, Announces Its Largest Acquisition to Date with the Purchase of Cygnet Online

HENDERSON, NV / April 20, 2022 / Grove, Inc. (NASDAQ:GRVI) a global innovator in health, and wellness, announced that Upexi, its wholly-owned Amazon brand aggregator has acquired a controlling interest in Cygnet Online LLC, a leading Amazon and eCommerce seller, with 1200 active SKUs of branded OTC products. The acquisition will expand Cygnet’s product offerings through Grove distributors and partnerships. Cygnet will be the anchor company for Grove’s Amazon strategy for the future in conjunction with its current Amazon stores and its previously announced pet care company.

Cygnet Online has been selling on Amazon for many years, with a focus on the OTC, supplements, and beauty markets. With sales over $26,540,000 million in the trailing 12 months, Cygnet is a well-established secondary market seller on Amazon. The company owns licenses to sell many branded OTC products on Amazon. The company has achieved substantial growth for the past two years and the synergies with Grove should increase products and sales in the future.

The acquisition was completed with a combination of stock, cash, and debt, resulting in minimal dilution to our shareholders.

Grove CEO, Allan Marshall, commented, “The deal catapults our Upexi Amazon Aggregation strategy forward as Upexi continues to work towards becoming a major revenue and producer in the coming years. Cygnet’s growth combined with products from Grove’s current pipeline will expand opportunities and growth for the combined companies. Cygnet’s team and its 11-year experience on Amazon will help facilitate the growth of our in-house, eCommerce brands, and all future acquisitions.”

About Grove, Inc.

Grove, Inc. is a global innovator in hemp, health and wellness. The company has an array of in-house brands, and operates in multiple verticals including SaaS programmatic ad technology, and a wholly owned division dedicated to acquiring high growth e-commerce brands. The company sells to numerous consumer markets including the botanical, beauty, pet care, and functional foods sectors. It seeks to take advantage of an emerging worldwide trend in consumer products selling through Amazon and eCommerce.

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Forward-Looking Statements

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